Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Mosaic Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-120501, 333-120503, 333-120878, and 333-142268) on Form S-8 and (Nos. 333-175087 and 333-177251) on Form S-3 of The Mosaic Company of our report dated February 18, 2014, with respect to the consolidated balance sheets of The Mosaic Company as of December 31, 2013, May 31, 2013, and 2012, and the related consolidated statements of earnings, comprehensive income, cash flows, and equity for the seven-month period ended December 31, 2013, and for each of the years in the three-year period ended May 31, 2013, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report is incorporated by reference in the December 31, 2013 annual report on Form 10-K of The Mosaic Company.

/s/ KPMG LLP

Minneapolis, Minnesota

February 18, 2014